We consent to the incorporation by reference in the Registration Statement of Uniroyal Technology Corporation on Form S-8 of our report dated December 20, 1996, appearing in the Annual Report on Form 10-K of Uniroyal Technology Corporation for the year ended September 29, 1996.

                 /S/ Deloitte & Touche LLP

Tampa, Florida
December 27, 1996